ADDENDUM TO STOCK PURCHASE AGREEMENT

     This is an addendum to that certain Stock Purchase Agreement dated as of November 10, 2000, by and between and among CALIFORNIA SOFTWARE CORPORATION ("Buyer"), UNIBOL LTD. ("Company"), UNICOMP COMPUTING GROUP LTD. ("Shareholder") and UNICOMP, INC. ("Parent"), said Stock Purchase Agreement being herein called the Agreement.

      The parties to the Agreement desire to amend the Agreement as set forth herein (Section references are to the specifically identified sections in the Agreement).

1.    The name of the "Shareholder" in the beginning of the STOCK
PURCHASE AGREEMENT should  be  changed from "ICS COMPUTING  GROUP
LTD." to "UNICOMP COMPUTING GROUP LTD.".

2. Section 2.1(c) of the Agreement is hereby amended by deleting the phrase, "which payment shall be expressly conditioned upon the execution, delivery, and closing of the Merger Agreement between Parent and Buyer." and inserting in lieu thereof the phrase, "if the Merger Agreement has not been executed, delivered and closed within six (6) months after the Closing Date.

3. In the introduction to Section 3, after the words, "Disclosure Schedule", the following parenthetical phrase shall be inserted, "(which, notwithstanding anything to the contrary set forth herein, may be delivered to Buyer within thirty (30) days after the Closing Date)".

4. Section 4.5 is hereby amended by adding the following to the end thereof, "and shall not be resold or otherwise disposed of by Buyer for a period of not less than one year after the Closing
Date".

5.   Section 5.1 is hereby deleted.

6.   Section 5.9 is hereby amended by deleting the phrase
"simultaneously with this Agreement", and inserting in lieu thereof, "mutually agreeable to the parties within thirty (30) days after the Closing Date".

7. A new Section 5.10 is hereby added, as follows: "Buyer shall cause Stephen A. Hafer to continue to serve on the Board of the Company, and to serve as its Chairman and Chief Executive Officer, for a period of not less than six (6) months after the Closing Date. Mr. Hafer is further hereby granted the sole and exclusive right to vote the outstanding shares of the Company for such period of time." Section 9.1(g) is hereby deleted.

8. Except as hereby amended, the Agreement shall be unchanged and in full force and effect.

In witness whereof, the parties have executed this Addendum as of November 10, 2000.

CALIFORNIA SOFTWARE        UNICOMP, Inc.     Unibol, LTD
CORPORATION

/s/ R. Bruce Acacio        /s/ S.A. Hafer    /s/ S.A. Hafer
R. Bruce Acacio            S.A. Hafer        S.A. Hafer
CEO and Chairman of the    CEO and Chairman  Chairman
Board                      of the Board      of the Board


UNICOMP COMPUTING GROUP LTD.

/s/ S.A. Hafer
S.A. Hafer
Chairman of the Board